Exhibit 10-f-1

ROCKWELL COLLINS 2005
DEFERRED COMPENSATION PLAN

Amended and Restated June 27, 2017

AMENDED AND RESTATED
ROCKWELL COLLINS 2005
DEFERRED COMPENSATION PLAN

The purpose of this Plan is to provide certain specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of Rockwell Collins, Inc. and its affiliates. This Plan is unfunded for tax purposes and for purposes of Title I of ERISA.
This Plan is established effective as of January 1, 2005 for deferred compensation that was earned and vested after December 31, 2004 under the Rockwell Collins Deferred Compensation Plan and for compensation deferred for the period subsequent to the date this Plan is established. The Plan is hereby amended and restated effective June 27, 2017.
ARTICLE I: DEFINITIONS

1.010
Account means one of the accounts established for the purpose of measuring and determining a Participant’s interest in this Plan, such accounts being the Participant’s Salary Deferral Account, Company Match Account, Incentive Compensation Deferral Account, and Performance Award Account.

1.020	Account Balance means, with respect to each Participant, an account in the records of the Company equal to the sum of the Participant’s:

(a)	Salary Deferral Account balance;

(b)	Company Match Account balance;

(c)	Incentive Compensation Deferral Account balance; and

(d)	Performance Award Account balance.
The Account Balance (and each underlying balance making up such Account Balance) is a bookkeeping entry only and will be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his designated Beneficiary, pursuant to this Plan.

1.030	Affiliate means:

(a)
any corporation incorporated under the laws of one of the United States of America of which the Company owns, directly or indirectly, eighty percent (80%) or more of the combined voting power of all classes of stock or eighty percent (80%) or more of the total value of the shares of all classes of stock (all within the meaning of Code Section 1563);

(b)	any partnership or other business entity organized under such laws, of which the Company owns, directly or indirectly, eighty percent (80%) or more of the voting power or eighty percent (80%) or more of the total value (all within the meaning of Code Section 414(c)); and

(c)	any other company deemed to be an Affiliate by the Company’s Board of Directors.

1.040	Annual Company Match Amount for any Plan Year means the amount determined in accordance with Section 3.030.

1.050
Annual Deferral Amount means that portion of a Participant’s Base Annual Salary which a Participant elects to have deferred, in accordance with Article III, for any one Plan Year. In the event of a Participant’s Retirement, Disability, death or a Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount will be the actual amount withheld prior to such event.

1.060
Annual Installment Method means a benefit payment method involving a series of annual installment payments over the number of years selected by the Participant in accordance with this Plan, which will be calculated in the manner set forth in this Section. The Account Balance of the Participant will be determined as of the close of business on the last business day of the calendar year. The annual installment will be calculated by multiplying this balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of annual payments due the Participant. (By way of example, if a Participant were to elect a 10-year payment under the Annual Installment Method, the first payment would be one-tenth (1/10) of the Account Balance, calculated as described in this definition. The following year, the payment would be one-ninth (1/9) of the Account Balance, calculated as described in this definition.) Each annual installment will be paid within the first sixty (60) days of the calendar year following the applicable year.

1.070
Base Annual Salary means the Employee’s annualized salary rate for services performed by such Employee on behalf of the Company or an Affiliate, whether or not paid to him in such calendar year or included on the Federal Income Tax Form W‑2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, stock appreciation rights, restricted stock, restricted stock units, relocation expenses, incentive payments, Performance Awards, non-monetary awards, directors fees and other fees, automobile and other allowances (whether or not such allowances are included in the Employee’s gross income) paid to a Participant for employment services rendered. Base Annual Salary will be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non‑qualified plans of the Company or any Affiliate and will be calculated to include amounts not otherwise included in the Participant’s gross income under Code Section 125, 129, 223, 402(e)(3), 402(h), 403(b) or similar provision, pursuant to plans established by the Company or an Affiliate; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Participant.

1.080
Beneficiary means one or more persons, trusts, estates or other entities, designated in accordance with Article XI who or which are entitled to receive benefits under this Plan upon the death of a Participant.

1.090
Beneficiary Designation Form means the written or electronic form established from time to time by the Committee or its delegate that a Participant completes, signs and returns to the Committee or its delegate, in order to designate one or more Beneficiaries.

1.100	Board of Directors means the Company’s Board of Directors.

1.110	Change of Control means any of the following:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this Section 1.110; or

(b)
Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Company Transaction”), in each case, unless, following such Company Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Company Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Company Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Company Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Company Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Company Transaction and (3) at least a majority of the members of the board of directors of the corporation resulting from such Company Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Company Transaction; or

(d)	Approval by the Company’s shareowners of a complete liquidation or dissolution of the Company.

1.120	Code means the Internal Revenue Code of 1986, as from time to time amended.

1.130	Committee means the Compensation Committee of the Board of Directors.

1.140	Company means Rockwell Collins, Inc., a Delaware corporation.

1.150	Company Match Account means:

(a)	the sum of all of a Participant’s Annual Company Match Amounts,

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b), as such provisions relate to such Company Match Account, and

(c)	reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Company Match Account.

1.160
Deduction Limitation means the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation will be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If the Company determines in good faith prior to a Change of Control that it is reasonably anticipated that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then, to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change of Control is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation will continue to be credited/debited with additional amounts in accordance with Section 4.020(b), even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon will be distributed to the Participant or his Beneficiary (in the event of the Participant’s death) at the earlier of (a) the earliest possible date in the calendar year, as determined in good faith by the Company, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or (b) the Participant’s Separation from Service or Retirement. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation will not apply to any distributions made after a Change of Control.

1.170
Deferral Election means a written or electronic election made pursuant to Article III by a Participant to defer receipt of a part of his Base Annual Salary, or to defer receipt of all or a part of his Incentive Compensation or any Performance Award.

1.180	Deferral Election Form means the form established from time to time by the Committee or its delegate that a Participant completes, signs and returns to the Committee or its delegate to make a

Deferral Election pursuant to Article III, in order to defer receipt of a part of his Base Annual Salary or to defer receipt of all or a part of his Incentive Compensation or any Performance Award.

1.190	Disability has the meanings set forth in Section 409A. Specifically, for purposes of this Plan and Section 409A, a Participant will be considered to have incurred a Disability if the Participant is:

(a)
unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b)
by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company or any Affiliate.

1.200	Effective Date means January 1, 2005.

1.210	Eligible Employee means:

(a)	For the Plan Year commencing January 1, 2005, any Employee who is employed in the United States by the Company or any Affiliate whose Base Annual Salary for 2005 is greater than or equal to $110,000.

(b)	For the Plan Year commencing January 1, 2006, any Employee who is employed in the United States by the Company or any Affiliate whose Base Annual Salary for 2006 is greater than or equal to $120,000.

(c)
For Plan Years commencing on or after January 1, 2007, any Employee who is employed in the United States by the Company or an Affiliate whose salary band on or after January 1, 2007 is equal to D5, E6, M0, or M5 through M9 before July 23, 2007, or is equal to D5, E6, M0, M1, or M6 through M9 on or after July 23, 2007.

(d)
For Plan Years commencing on or after January 1, 2014, any Employee who is employed in the United States by the Company or an Affiliate whose salary band is equal to D5, E6, M0, M1, or M6 through M9 prior to May 31, 2014, or is equal to D5, G7, G8, G9, M0, M1, or M6 through M9 on or after May 31, 2014.

Notwithstanding the foregoing, an Eligible Employee shall not include anyone who becomes an Employee of an Affiliate as a result of a corporate transaction unless the Affiliate’s participation in the Plan is approved by the Vice President, Rewards & Labor Strategy. The list of approved Affiliates shall be maintained by the Vice President, Rewards & Labor Strategy or his or her designee.

1.220	Employee means any person who is employed by the Company or by an Affiliate.

1.230	ERISA means the Employee Retirement Income Security Act of 1974, as from time to time amended.

1.240	Exchange Act means the Securities Exchange Act of 1934, as amended.

1.245
409A Change of Control means a “Change of Control Event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i) and set forth in Treasury Regulation Section 1.409A-3(i)(5)(v)-(vii), applying the default rules and percentages set forth in such Treasury Regulation.

1.250
Incentive Compensation means any award payable to a Participant under an annual incentive compensation plan sponsored by the Company or an Affiliate which, but for a Deferral Election under the Plan, would be paid to the Participant and considered to be “wages” for purposes of United States federal income tax withholding, including without limitation any incentive compensation payable pursuant to the Company’s incentive payment plan(s) and annual incentive compensation plan(s) for Senior Executives, and any change of control agreement entered into between the Company and a Participant.

1.260
Incentive Compensation Deferral means a deferral by a Participant of part or all of his Incentive Compensation otherwise payable to him with respect to a particular fiscal year of the Company. In the event of a Participant’s Retirement, Disability, death or a Separation from Service prior the completion of the fiscal year for which the Incentive Compensation is payable, such year’s Incentive Compensation Deferral will be zero and any Incentive Compensation payable with respect to such partial fiscal year will be paid at the same time Incentive Compensation is paid to employees who did not elect to make a deferral of Incentive Compensation.

1.270	Incentive Compensation Deferral Account means:

(a)	the sum of all of a Participant’s Incentive Compensation Deferrals,

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b) which are related to such Incentive Compensation Deferral Account, and

(c)
reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Incentive Compensation Deferral Account.

1.280	Measurement Funds means the investment vehicles offered under this Plan which are identified and described in communication materials made available to Participants by the Company.

1.290	Named Fiduciary means the Committee, its delegates, the Trustee and, following the occurrence of a Change of Control, the third-party fiduciary described in Section 14.020 of this Plan.

1.300	Non-Qualified Savings Plan means the Rockwell Collins 2005 Non-Qualified Retirement Savings Plan, as amended from time to time.

1.310	Participant means any Eligible Employee:

(a)	who is an employee of Rockwell Collins, Inc. (or one of its Affiliates);

(b)	who elects to participate in the Plan;

(c)	who completes a Participation Agreement and a Beneficiary Designation Form;

(d)	whose completed Participation Agreement and Beneficiary Designation Form are accepted by the Committee or its delegate;

(e)	who commences participation in the Plan; and

(f)	who has not elected to terminate participation in the Plan.
Notwithstanding any other provision of this Plan to the contrary, no Eligible Employee or any other person, individual or entity shall become a Participant in this Plan on or after the day on which a Change of Control occurs.

1.320
Participation Agreement means a written or electronic agreement, as may be amended from time to time, which is provided to an Eligible Employee or Participant by the Committee or its delegate. The Participation Agreement bearing the latest date by the Committee or its delegate will supersede all previous such Participation Agreements in their entirety and will govern the Eligible Employee’s or Participant’s entitlement to benefits hereunder. The terms of any such Participation Agreement may be different for a particular Participant.

1.325	Performance Award means any Performance Share or Performance Unit awarded under (and as defined in) the Company’s 2001 Long-Term Incentives Plan or 2006 Long-Term Incentives Plan.

1.326
Performance Award Deferral means any deferral of a Performance Award made pursuant to and in accordance with the terms of this Plan. In the event of a Participant’s Retirement, Disability, death or a Separation from Service prior to the end of the performance period for which the Performance Award was granted, such Performance Award Deferral will be zero and any Performance Award payable with respect to such partial performance period will be paid at the same time it is paid to employees who did not elect to make a deferral of a Performance Award.

1.328	Performance Award Account means:

(a)	the sum of all of a Participant’s Performance Award Deferrals;

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b), as such provisions relate to such Performance Award Account; and

(c)	reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Performance Award Account.

1.330
Plan means this Amended and Restated Rockwell Collins 2005 Deferred Compensation Plan, which is evidenced by this instrument and by the forms associated with the said instrument, as they may be amended from time to time.

1.340	Plan Year means each twelve-month period ending on the last day of December.

1.350	Pre-Retirement Survivor Benefit means the benefit set forth in Article VII.

1.360	Qualified Savings Plan means the Rockwell Collins Retirement Savings Plan, as amended from time to time.

1.370
Retirement, Retire(s) or Retired means, with respect to an Employee, “separation from service” with the Company and all of its Affiliates, within the meaning of Section 409A, on or after the attainment of age 55, other than for reasons of Disability or death.

1.380	Retirement Benefit means the benefit set forth in Article VI.

1.390	Salary Deferral Account means:

(a)	the sum of all of a Participant’s Base Annual Salary deferral amounts,

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b), as such provisions relate to such Salary Deferral Account, and

(c)	reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Salary Deferral Account.

1.400	Section 409A means Section 409A of the Code and any regulations or other guidance issued thereunder.

1.410	Separation from Service means a “separation from service” from the Company and all of its Affiliates, within the meaning of Section 409A, other than for reasons of Retirement or death.

1.420	Short-Term In-Service Payout means the payout set forth in Section 5.010 of the Plan.

1.430	Specified Employee has the meaning set forth in Section 409A, as determined each year in accordance with procedures established by the Company.

1.440	Termination Benefit means the benefit set forth in Article VIII.

1.450
Third-Party Administrator means an independent third party selected by the Trustee and approved by the individual who, immediately prior to a Change of Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer immediately prior to the Change of Control (the “Ex-CEO”).

1.460	Trust means the master trust established by agreement between the Company and the Trustee, which will be a grantor trust.

1.470	Trustee means Wells Fargo Bank N.A., or any successor trustee of the Trust described in Section 1.460 of this Plan.

1.480
Unforeseeable Financial Emergency has the meaning set forth in Section 409A. Specifically, for purposes of this Plan and Section 409A, an Unforeseeable Financial Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary or unforeseeable circumstances arising as a result of events beyond the control of the Participant. The requirements of this Section 1.480 are met only if, as determined under Section 409A, the amount distributed with respect to the emergency does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

1.490	Vice President, Rewards & Labor Strategy means the person employed by the Company with this title or a substantially similar title.
ARTICLE II: PARTICIPATION

2.010
Select Group Defined. Since participation in the Plan is intended to be limited to a select group of management and highly compensated Employees, the Plan is only available to Eligible Employees of the Company and its Affiliates.

2.020
Commencement of Participation. As a condition to initial participation in this Plan, each Eligible Employee who wishes to participate in the Plan will be required to complete, execute and return to the Committee or its delegate a written or electronic Deferral Election Form.

In the case of such an Eligible Employee’s initial election to become a Participant in a particular Plan Year (after taking into account the plan aggregation rules of Section 409A), such documentation must be provided by the Eligible Employee to the Committee or its delegate within thirty (30) days following his first becoming an Eligible Employee. Such initial election made shall apply only with respect to amounts paid for services performed after the election and any such initial election to defer Incentive Compensation must be approved by the Vice President, Rewards & Labor Strategy.
If an Eligible Employee has met all enrollment requirements set forth in this Plan and required by the Committee or its delegate (including returning all required documents to the Committee or its delegate) in the time frames described in the above subsections, that the Eligible Employee will become a Plan Participant as soon as administratively practicable after he completes all such enrollment requirements, except that, if an individual becomes an Eligible Employee during the last three months of a calendar year, that Eligible Employee will become a Plan Participant on the first day of the next calendar year.
If an Eligible Employee fails to meet all such requirements within the period required under this Section 2.020 that Eligible Employee will not be entitled to participate in the Plan until the first day of a subsequent Plan Year following the delivery to and acceptance by the Committee or its delegate of the required documents. In addition, the Committee or its delegate will establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.025 Circumstances in which Eligible Employee Initially Eligible Again. An Eligible Employee who ceased to be an Eligible Employee and who subsequently becomes an Eligible Employee again will be treated as an Eligible Employee for the first time (i.e., entitled to make deferrals within the first 30 days of eligibility with respect to services performed after the election as set forth in Sections 2.020 and 3.010(b)) if such employee satisfies either (a) or (b) below.
(a) After 24 Month Break. He or she was not an Eligible Employee or otherwise eligible to participate in the Plan (except with respect to the accrual of earnings on previously deferred amounts) at all times during the 24-month period immediately preceding the date he or she again became an Eligible Employee; or
(b) After Full Distribution. All amounts he or she previously deferred under the Plan have been fully paid, and on and before the date of the last such payment he or she was not an Eligible Employee or otherwise eligible to participate in the Plan for periods after the last payment.

2.030
Termination of Participation and/or Deferrals. If the Committee or its delegate determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Committee will have the right, in its sole discretion, to prevent the Participant from making future deferral elections.

ARTICLE II: DEFERRAL AND COMPANY MATCH CREDITS

3.010
Base Annual Salary Deferral. Each Plan Participant will be permitted to make an irrevocable election to defer (such Deferral Election to be made in whole percentages) receipt of an amount equal to one percent (1%) through fifty percent (50%) of his Base Annual Salary.

(a)
For each Plan Year, a Participant, will be permitted, in his sole discretion, to make an irrevocable election to defer Base Annual Salary for the following Plan Year and must deliver such Deferral Election to the Company or an Affiliate on a new Deferral Election Form before December 31st of the Plan Year immediately preceding the Plan Year for which the deferral is intended. If no such Deferral Election Form is timely delivered for a Plan Year, the Annual Deferral Amount will be zero for that Plan Year.

(b)
Notwithstanding the foregoing, any Participant who first becomes eligible to participate in the Plan (taking into account the aggregation rules set forth in Section 409A) within the first nine months of a Plan Year may, within thirty (30) days after first becoming eligible to participate in the Plan (taking into account the plan aggregation rules set forth in Section 409A), make an irrevocable election to defer Base Annual Salary for the Plan Year commencing as soon as administratively practicable following the Deferral Election.

(c)
During each Plan Year, the Base Annual Salary Deferral Amount will be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary.

3.020
Incentive Compensation Deferral. In addition to the Base Annual Salary deferral described in the preceding Section, each Participant will be permitted to irrevocably elect to defer receipt of an amount equal to one percent (1%) through one hundred percent (100%), such Deferral Election to be made in whole percentages, of the amount of any Incentive Compensation which he might be awarded.

(a)
In general, such Deferral Election will be made on a Deferral Election Form and will apply to Incentive Compensation to which the Participant might be entitled for the fiscal year commencing immediately following such Deferral Election.

(b)
Except as otherwise permitted by Section 409A, any election made pursuant to this Section 3.020 must be made by the close of the fiscal year immediately preceding the fiscal year to which such Incentive Compensation relates commences. Notwithstanding the foregoing, to the extent permitted under Section 409A, if the Company in its sole discretion determines that the Incentive Compensation (or any portion thereof) meets the requirements for “performance-based compensation” within the meaning of Section 409A, the Committee may permit such election to be made after the start of the fiscal year for which the Incentive Compensation may be payable for the portion that qualifies as performance-based compensation, but any such election must be made at least six months prior to the end of the fiscal year for which the Incentive Compensation may be payable. A

Participant will not be permitted to make an election under the preceding sentence unless the Participant is in service with the Company or an Affiliate continually from the later of the beginning of the fiscal year or the date performance criteria are established through the date of the election and no such election may be made with respect to compensation that has become readily ascertainable.
The Incentive Compensation Deferral Amount will be withheld at the time the said Incentive Compensation are or otherwise would be paid to the Participant.
3.025 Performance Award Deferral. If permitted by the Committee or its delegate, each Participant will be permitted to irrevocably elect to defer receipt of an amount equal to one percent (1%) through one hundred percent (100%), such Deferral Election to be made in whole percentages, of his Performance Shares and/or Performance Units.

(a)
In general, such Deferral Election will be made on a Deferral Election Form and will apply to Performance Awards to which the Participant might be granted for the fiscal year commencing immediately following such Deferral Election.

(b)
Except as otherwise permitted by Section 409A, any election made pursuant to this Section 3.025 must be made by the close of the fiscal year immediately preceding the first fiscal year for which the Performance Award is granted. Notwithstanding the foregoing, to the extent permitted under Section 409A, if the Company in its sole discretion determines that the Performance Award (or any portion thereof) meets the requirements for “performance-based compensation” within the meaning of Section 409A, the Committee may permit such election to be made after the Performance Award is granted for the portion that qualifies as performance-based compensation, but any such election must be made at least six months prior to the end of the performance period to which the Performance Award relates. A Participant will not be permitted to make an election under the preceding sentence unless the Participant is in service with the Company or an Affiliate continually from the later of the beginning of the performance period or the date performance criteria are established through the date of the election, and no such election may be made with respect to compensation that has become readily ascertainable.

The Performance Award Deferral Amount will be withheld at the time the said Performance Award otherwise would have been paid to the Participant.
3.030    Annual Company Match Amount. The Plan provided certain matching contributions for Plan Years commencing prior to January 1, 2006. These contributions will be governed by the terms of the Plan as in effect without regard to the November 17, 2009 amendment.
For Plan Years commencing on and after January 1, 2009, a Participant’s Company Match Account will be credited with an amount equal to the “Company Matching Contributions” that would have been made with respect to the Participant under the Qualified Savings Plan and the Non-Qualified Retirement Savings Plan for the Plan Year, but which was not made due to the Participant’s election to participate in this Plan. The Annual Company Match Amount will be determined by applying the applicable matching contribution percentage in the Qualified Savings Plan to the Participant’s “Basic After-tax Contributions” and “Basic Pre-Tax Contributions” for the corresponding period that would apply if “Base Compensation” under the Qualified Savings Plan (as such terms are defined in the Qualified Savings Plan)

included the deferral of Base Annual Salary to this Plan for the corresponding period, reduced by the amount of “Company Matching Contribution” actually payable for such period under the terms of the Qualified Savings Plan and the Rockwell Collins 2005 Non-Qualified Retirement Savings Plan.
For purposes of this calculation, (a) the Participant’s Qualified Savings Plan deferral election shall be deemed to be the Qualified Savings Plan deferral election on file for the Participant as of the last day of the year preceding such Plan Year (or, in the case of a newly hired Participant who makes an election to participate under the second paragraph of Section 2.020, based upon the Participant’s Qualified Savings Plan deferral election in effect on, or soonest made within thirty (30) days following, his first becoming an Eligible Employee); (b) no change to the Participant’s written or electronic deferral election to the Qualified Savings Plan during the applicable Plan Year shall be considered (other than a permitted suspension of contributions due to financial hardship); and (c) “Base Compensation” shall be determined without regard to the Code Section 401(a)(17) limit.
The Annual Company Match Amount which is attributable to a Participant’s deferral of Base Annual Salary for a particular Plan Year will be calculated in the first month of the immediately succeeding Plan Year and will be credited to the Participant’s Company Match Account no later than January 31st of such succeeding Plan Year. Subject to the provisions of the preceding sentence:

(a)	In the event of a Participant’s Retirement or death, the Participant’s Company Match Account will be credited with the Annual Company Match Amount for the Plan Year in which he retires or dies; and

(b)
If a Participant is not employed by the Company or an Affiliate as of the last day of a Plan Year for any reason other than the Participant’s Retirement or death, the Annual Company Match for such Plan Year will be zero.

Annual Company Match Amounts with respect to Plan Years commencing on and after January 1, 2009, will be paid in accordance with the Participant’s Deferral Election applicable to Base Annual Salary for the corresponding period. Such Annual Company Match Amounts will be available for withdrawal due to Unforeseeable Financial Emergency under Section 5.020.
In accordance with Section 4.020 below, Annual Company Match Amounts with respect to Plan Years commencing on and after January 1, 2009, will be allocated in accordance with the Participant’s investment election, into one or more of the Plan’s available Measurement Funds, that is in effect at the time such Annual Company Match Amount is credited.
ARTICLE IV: PLAN ACCOUNTS
4.010    Vesting.

(a)	A Participant will have a one hundred percent (100%) vested interest in his Account Balance.

(b)
Notwithstanding anything to the contrary contained in this Plan, in the event of a Change of Control, a Participant’s Account Balance and any other interest of his under this Plan at the time of the occurrence of the Change of Control will remain one hundred percent (100%) vested, if such interest is already 100% vested at that time and, if such interest is not one hundred percent (100%) vested at that time, will immediately become one hundred (100%) vested.

4.020
Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee or its delegate, in its sole discretion, amounts will be credited or debited to a Participant’s Account Balance in the manner set forth in the provisions of this Section.

(a)
Allocation to Measurement Funds. A Participant, in connection with his initial Deferral Election in accordance with Section 3.010 or 3.020 above, will be permitted to also elect to have one or more Measurement Funds used to determine the amounts to be credited to his Account Balance and his election will continue to be in effect thereafter, unless it should be changed in accordance with subsection (c). If it is determined by the Committee or its delegate that an investment election made by a Participant is invalid or defective, the Participant’s election, until duly corrected by him, will be deemed to have been made in favor of the Fidelity Puritan® Fund or such other Measurement Fund as may be designated by the Vice President, Rewards & Labor Strategy from time to time.

(b)
Crediting or Debiting Method. The performance (either positive or negative) of each elected Measurement Fund will be determined by the Committee or its delegate, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance will be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee or its delegate in its sole discretion, as though:

(1)	a Participant’s Account Balance were actually invested in the Measurement Fund(s) selected by the Participant as of the close of business on any business day, at the closing price on that day;

(2)
the portion of the amount actually deferred during any pay period was invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable on such day, no later than the close of business on the first business day after the day on which such amounts are actually deferred, at the closing price on such date; and

(3)
any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the applicable percentages, no earlier than one business day prior to the distribution, at the closing price on such date.

(c)
Transfers among Measurement Funds. The Participant will be permitted to change, on a daily basis, any previous Measurement Fund election or elections he has made with regard to his Account Balance. The elections and changes to such elections which a Participant makes pursuant to this subsection will be made by means of any method (including any available telephonic or electronic method which is acceptable to the Committee or its delegate at the time the election or change is made by the Participant), and may be made at any time and will be effective as of the New York Stock Exchange closing immediately following the making of that election or change.

(d)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance will not be considered or construed in any manner as an actual investment of his Account Balance in any such Measurement Fund. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant will have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance will at all times be a bookkeeping entry only and will not represent any investment made on his behalf by the Company or the Trust. The Participant will at all times remain an unsecured creditor of the Company.

(e)
Company Reservation of Rights. Consistent with the preceding sentence, nothing to the contrary in this Plan or any of its forms or communication material, nor in any document associated with the Trust, should be interpreted or understood to provide Participants or their Beneficiaries with any current, direct rights with respect to the assets held by the Trustee in the Trust.

4.030    FICA and Other Taxes.

(a)
Deferral Amounts. For each Plan Year, the Company or any Affiliate employing the Participant will withhold from that portion of the Participant’s Base Annual Salary, Incentive Compensation, or Performance Award which is being deferred the Participant’s share of FICA and other employment taxes on such deferrals.

(b)
Annual Company Match Amounts. For each Plan Year in which Company Match Amount is credited to the Participant, the Company or any Affiliate employing the Participant will withhold the Participant’s share of FICA and other employment taxes on the amount credited to such Company Match Account.

(c)
Distributions. The Company or any Affiliate employing the Participant, or the Trustee of the Trust, will withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of the Trust.

ARTICLE V: SHORT-TERM IN SERVICE PAYOUTS, IN-SERVICE WITHDRAWALS AND 409A CHANGE OF CONTROL PAYMENTS

5.010
Short-Term In-Service Payouts. In connection with each election to defer, a Participant may irrevocably elect to receive a future Short-Term In -Service Payout from the Plan with respect to such Salary Deferral Account, Company Match Account, Incentive Compensation Deferral Account, and Performance Award Account. Any such election must be made no later than (i) December 31st of the Plan Year immediately preceding the Plan Year to which the Base Annual Salary deferral relates and (ii) the close of the fiscal year immediately preceding the first fiscal year to which the Incentive Compensation or Performance Award relates; provided, however, that if the Incentive Compensation or Performance Award qualifies as “performance-based compensation” within the meaning of Section 409A, the Committee may permit such election to be made at any time that is at least six months prior to the end of the performance period to which the Incentive Compensation or Performance Award, as the case may be, relates.

(a)
Subject to the Deduction Limitation, the said Short-Term In-Service Payout will be a lump sum payment in an amount that is equal to the sum of the deferrals and Annual Company Match Amount, as adjusted for amounts credited or debited in the manner provided in Section 4.020 on that amount.

(b)
Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short‑Term In-Service Payout elected will be paid out during a sixty (60) day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least three Plan Years after the Plan Year in which the deferral occurred. By way of example, if a three-year Short-Term In-Service Payout is elected for amounts that are deferred in the Plan Year commencing January 1, 2008, the three-year Short-Term In-Service Payout would become payable during a sixty (60) day period commencing January 1, 2012.

(c)
Should an event occur that triggers a benefit under Article VI, VII, or VIII any deferrals, plus amounts credited or debited thereon, that is subject to a Short-Term In-Service Payout election under this Section will not be paid in accordance with this Section, but will instead be paid in accordance with the other applicable Article.

5.020	Withdrawal for Unforeseeable Financial Emergencies. In the event that any Participant should encounter an Unforeseeable Financial Emergency, such Participant may:

(a)	petition the Committee or its delegate to suspend any deferrals required to be made on his behalf, and/or

(b)	petition the Committee or its delegate to permit him to receive a partial or full payout from the Plan. Such a payout will not exceed the lesser of:

(1)	the Participant’s Account Balance, calculated as if the Participant were receiving a Termination Benefit; and

(2)	the amount reasonably needed to satisfy the Unforeseeable Financial Emergency.
If, subject to the sole discretion of the Committee or its delegate, the petition for a suspension and/or payout is approved, suspension will take effect on the date of approval and any payout will be made within sixty (60) days of the date of approval. The payment of any amount under this Section will not be subject to the Deduction Limitation.

5.030
409A Change of Control Payments. Notwithstanding any other provision of this Plan to the contrary, a Participant may elect to have his interest in and to Accounts hereunder paid in a lump sum, in the event of the occurrence of a 409A Change of Control, subject to the following:

(a)
To be effective, the election of a Participant pursuant to this Section 5.030 must be made in writing and filed with the Committee or filed electronically on or before the latest of (1) December 31, 2008, (2) December 31st of the calendar year immediately preceding the first Plan Year with respect to which the Participant has deferred Base Annual Salary, Incentive Compensation, Performance Award and/or Annual Company Match Amounts, or (3) the thirtieth day after initial eligibility for the Plan or any similar Company deferred compensation plan (in which case such election shall apply only with respect to amounts earned after such election is filed). Such election shall apply to the entire Account Balance and, except as otherwise provided in Section 10.020, shall be irrevocable.

(b)	Any lump sum payments which are to be made on account of the occurrence of a 409A Change of Control shall be made within forty-five (45) days following such 409A Change of Control.

(c)
Notwithstanding the foregoing, if the Participant does not file a timely written or electronic election in accordance with Section 5.030(a) to receive or not receive his or her Accounts under the Plan in a lump sum upon a 409A Change of Control, then such Participant’s Accounts under the Plan will automatically be paid in a lump sum upon a 409A Change of Control.

ARTICLE VI: RETIREMENT BENEFITS

6.010	Retirement Benefit. Subject to the Deduction Limitation, a Participant who Retires will receive, as a Retirement Benefit, his Account Balance.

6.020
Payment of Retirement Benefit. A Participant, in connection with his commencement of participation in the Plan, may elect to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of periods of from two (2) through fifteen (15) years. The Participant may change any election he has previously made to a different payout period permitted hereunder, but only one such a change may be made with respect to any single election. Such change will be accomplished by the Participant notifying the Committee or its delegate, but such change will not be valid, unless it has been submitted by the Participant and accepted by the Committee or its delegate (in the Committee’s or delegate’s discretion) in accordance with the rules set forth in Section 10.020. The Participant’s most recent election accepted by the Committee or its delegate shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, within the first sixty (60) days following the Plan Year in which the Participant Retires. Any payment made shall be subject to the Deduction Limitation.

6.030
Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement distributions commence but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts and form and time of payment as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE VII: PRE-RETIREMENT SURVIVOR BENEFIT

7.010
Pre-Retirement Survivor Benefit. Subject to the Deduction Limitation, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he Retires or experiences a Separation from Service.

7.020
Payment of Pre-Retirement Survivor Benefit. Any Pre-Retirement Survivor Benefit payable pursuant to Section 7.010 will be paid in a lump sum within the first sixty days of the calendar year following the year which includes the Participant’s death. Such lump sum payment will be paid to the Participant’s beneficiary as designated on the Beneficiary Designation Form most recently filed in writing or electronically with the Committee or its delegate prior to the Participant’s death. Any such payment made will be subject to the Deduction Limitation.
ARTICLE VIII: SEPARATION FROM SERVICE BENEFIT

8.010
Separation from Service Benefit. Subject to the Deduction Limitation, the Participant will receive a Separation from Service Benefit, which will be equal to the Participant’s Account Balance if a Participant experiences a Separation from Service prior to his Retirement or death.

8.020
Payment of Separation from Service Benefit. The form of payment of a Participant’s Account Balance, if such payment is due to the Participant’s Separation from Service, will in all cases be a lump sum in cash. Payment of such Separation from Service Benefit will be paid within the first sixty (60) days of the calendar year immediately following the Plan Year which includes the Participant’s Separation from Service.

ARTICLE IX: DISABILITY WAIVER AND BENEFIT

9.010	Disability Waiver.

(a)
Waiver of Deferral. A Participant who is determined by the Committee or its delegate to be suffering from a Disability will be excused from fulfilling deferrals that would otherwise have been withheld from his Base Annual Salary, Incentive Compensation or Performance Awards after he is determined to have suffered a Disability. During the period of Disability, such Participant will continue to be considered a Participant for all other purposes of this Plan.

(b)
Return to Work. If a Participant returns to employment after a Disability ceases, subject to Section 409A, the Participant may continue to defer amounts for the remainder of the Plan Year and for every Plan Year thereafter while he is a Participant in the Plan.

ARTICLE X: SECTION 409A

10.010
Section 409A Generally. This Plan is intended to comply with Section 409A. Notwithstanding any other provision of this Plan to the contrary, the Company makes no representation that this Plan or any amounts payable or benefits provided under this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Plan.

10.020
Changes in Elections. Notwithstanding any other provision of this Plan to the contrary, once an election is made pursuant to this Plan it shall be irrevocable unless all of the following conditions are met:

(a)	the election to change the time or form of payment will not become effective until the date that is one year after the date on which the election to make the change is made;

(b)
except with respect to any payment to be made upon the death of a Participant, the form of payment, as changed, will defer payment for the Plan Year for a minimum of five (5) years later than the date that payment of such Participant’s Account Balances would otherwise have been made under this Plan; and

(c)	with respect to a payment that is to be made upon a fixed date or schedule of dates, the election to change the form of payment is made no less than twelve (12) months before the date that payment of the Account Balances for that Plan Year was otherwise scheduled to be paid.
For purposes of Section 10.020(b) and (c), all payments scheduled to be made in the form of installments attributable to a particular Plan Year will be treated as scheduled to be made on the date that the first installment of such series of payments is otherwise scheduled to be made (that is, the installments will be treated as an entitlement to a single payment for purposes of Section 409A).
Once a change in election is made and recorded pursuant to the Plan, such election will be irrevocable unless all of the conditions of this Section 10.020 are met. Notwithstanding any other provision of this Plan to the contrary, a Participant will be permitted to make only one change in election pursuant to this Section 10.020 with respect to the Account Balances to which such election relates.

10.030
Six Month Wait for Specified Employees. Notwithstanding any other provision of this Plan to the contrary, to the extent that any Account payable under the Plan constitute an amount payable upon Separation from Service or Retirement to any Participant under the Plan who is deemed to be a Specified Employee, then such amount will not be paid during the six (6) month period following such Separation from Service or Retirement. If the provisions of this Section 10.030 apply to a Participant who incurs a Separation from Service or Retirement, within the first six (6) months of the calendar year, then such amount will be paid within the first sixty (60) days following the close of the calendar year which includes the Participant’s Separation from Service or Retirement. If the provisions of this Section 10.030 apply to a Participant who incurs a Separation from Service or Retirement within the last six (6) months of the calendar year, then such amount will be paid within the first sixty (60) days after June 30th of the calendar year following the year in which includes the Participant’s Separation from Service or Retirement.

ARTICLE XI: BENEFICIARY DESIGNATION

11.010
Beneficiary. Each Participant will have the right, at any time, to designate his Beneficiary or Beneficiaries (both primary and contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

11.020
Beneficiary Designation or Change of Designation. A Participant will be permitted to designate his Beneficiary by completing and signing a written or electronic Beneficiary Designation Form, and returning it to the Committee or its delegate. A Participant will have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the written or electronic Beneficiary Designation Form and the Committee’s or its delegate’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee or its delegate of a new written or electronic Beneficiary Designation Form, all Beneficiary designations previously filed will be canceled. The Committee or its delegate will be entitled to rely on the last written or electronic Beneficiary Designation Form filed by the Participant and accepted by the Committee or its delegate prior to the Participant’s death.

11.030
Spousal Consent Required. If a Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the written or electronic form designated by the Committee or its delegate, must be signed by that Participant’s spouse and returned to the Committee or its delegate.

11.040	Acknowledgment. No designation or change in designation of a Beneficiary will be effective until received and acknowledged by the Committee or its delegate.

11.050
Absence of Valid Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in the preceding Sections or, if all designated Beneficia-ries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary will be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary will be payable to the executor or personal representative of the Participant’s estate.

11.060
Doubt as to Beneficiary. Subject to and in accordance with Section 409A, if the Committee or its delegate has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee or its delegate will have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Committee’s or the delegate’s satisfaction.

11.070
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary will fully and completely discharge the Company and all of its Affiliates and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s participation in this Plan will terminate upon such full payment of benefits.

ARTICLE XII: LEAVE OF ABSENCE

12.010
Paid Leave of Absence. Subject to Section 409A, if a Participant is authorized by the Company or the Affiliate employing the Participant for any reason to take a company-paid leave of absence, the Participant will continue to be considered to be an Eligible Employee and deferrals will continue to be withheld during such paid leave of absence. Notwithstanding the foregoing, such withholding will cease on the date such paid leave of absence is deemed to be a Separation from Service for purposes of Section 409A.

12.020
Unpaid Leave of Absence. Subject to Section 409A, if a Participant is authorized by the Company or the Affiliate employing the Participant to take an unpaid leave of absence, the Participant will continue to be considered an Eligible Employee and the Participant will not be permitted to make deferrals until the Participant returns to a paid employment status. Upon such return, deferrals will resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral will be withheld.

ARTICLE XIII: TERMINATION, AMENDMENT OR MODIFICATION

13.010
Termination. Although the Company and each Affiliate anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company or any such Affiliate will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of the Board of Directors. Notwithstanding the foregoing, except as otherwise permitted by Section 409A, in the event of any termination of the Plan, any amounts payable under the Plan shall continue to be paid in accordance with the terms of the Plan in effect on the date of Plan termination.

13.020	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by action of the Board of Directors; provided, however, that:

(a)
no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification;

(b)	no amendment or modification of this Section 13.020 Plan shall be effective; and

(c)
the amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

13.030	Effect of Payment. The full payment of all applicable benefits hereunder shall completely discharge all obligations to a Participant and his Beneficiaries under this Plan.
ARTICLE XIV: ADMINISTRATION

14.010
Committee Duties. Except as otherwise provided in this Article, this Plan will be administered by the Committee and its delegates. Members of the Committee may be Participants under this Plan. The Committee will also have the discretion and authority to:

(a)	make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and

(b)	decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.
Any individual serving on the Committee who is a Participant will not be permitted to vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee will be entitled to rely on information furnished by a Participant or the Company.

14.020
Administration Upon Change of Control. Notwithstanding any other provision of this Plan to the contrary, upon and after the occurrence of a Change of Control, the Plan will be administered by the Third-Party Administrator. The Third-Party Administrator so selected will have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to, benefit entitlement determinations; provided, however, upon and after the occurrence of a Change of Control, such administrator will have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust.

Upon and after the occurrence of a Change of Control, the Company will be required to:

(a)	pay all reasonable administrative expenses and fees of the Third-Party Administrator;

(b)
indemnify the Third-Party Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of such administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the said administrator or its employees or agents; and

(c)
supply full and timely information to the Third-Party Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Separation from Service of the Participants, and such other pertinent information as the Third-Party Administrator may reasonably require.

Upon and after a Change of Control, the Third-Party Administrator may not be terminated by the Company and may only be terminated (and a replacement appointed) by the Trustee, but only with the approval of the Ex-CEO.

14.030
Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company or any Affiliate. The Vice President, Rewards & Labor Strategy will at all times, unless otherwise determined by the Committee, be deemed to be and shall be specifically referred to herein as the Committee’s delegate for all purposes herein.

14.040
Binding Effect of Decisions. The decision or action of the Committee or its delegate with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder will be final and conclusive and binding upon all persons having any interest in the Plan.

14.050
Indemnity of Committee. The Company and its Affiliates shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Committee or its delegate against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, or such Employee.

14.060
Employer Information. To enable the Committee and its delegates to perform their functions, the Company will supply full and timely information to the Committee and delegates on all matters relating to the compensation of its Participants, the date and circum-stances of the Retirement, Disability, death or circumstances of the Retirement, Disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee or its delegate may reasonably require.

ARTICLE XV: OTHER BENEFITS AND AGREEMENTS
15.10 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its Affiliates. The Plan will supplement and will not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE XVI: CLAIMS PROCEDURE

16.010
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee or its delegate a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the

Claimant. All other claims must be made within one hundred and eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

16.020	Notification of Decision. The Committee or its delegate will consider a Claimant’s claim within a reasonable time, and will notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee or its delegate has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant;

(c)	the specific reason(s) for the denial of the claim, or any part of it;

(1)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(2)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(3)	an explanation of the claim review procedure set forth in Section 16.030 below.

16.030
Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee or its delegate that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee or its delegate a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee or its delegate, in its sole discretion, may grant.

16.040
Decision on Review. The Committee or its delegate will render any decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s or its delegate’s decision must be rendered within one hundred and twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee or its delegate deems relevant.

16.050
Legal Action. A Claimant’s compliance with the foregoing provisions of this Article XVI is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE XVII: TRUST

17.010
Establishment of the Trust. The Company shall establish the Trust (which may be referred to herein as a “Rabbi Trust”). The Trust shall become irrevocable upon a Change of Control (to the extent not then irrevocable). Notwithstanding any other provision of this Plan to the contrary, the Trust shall not become irrevocable or funded with respect to this Plan upon the occurrence of an event described in Section 1.110(d). After the Trust has become irrevocable with respect to the Plan, except as otherwise provided in Section 12 of the Trust, the Trust shall remain irrevocable with respect to the Plan until all benefits due under the Plan and benefits and account balances due to participants and beneficiaries under any other plan covered by the Trust have been paid in full. Upon establishment of the Trust, the Company shall provide for funding of the Trust in accordance with the terms of the Trust.

17.020
Interrelationship of the Plan and the Trust. The provisions of the Plan and each Participant’s Participation Agreement will govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust will govern the rights of the Company and its Affiliates, Participants and the creditors of the Company and its Affiliates to the assets transferred to the Trust. The Company and each of its Affiliates employing any Participant will at all times remain liable to carry out their obligations under the Plan.

17.030
Distributions From the Trust. The Company’s and each of its Affiliate’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution will reduce their obligations under this Plan.

17.040    Rabbi Trust. The Rabbi Trust shall:

(a)	be a non-qualified grantor trust which satisfies in all material respects the requirement of Revenue Procedure 92-64, 1992-2 CB 122 (or any successor Revenue Procedure or other applicable authority);

(b)	become irrevocable upon a Change of Control, to the extent not then irrevocable (other than an event described in Section 1.110(d)); and

(c)	provide that any successor trustee shall be a bank trust department or other party that may be granted corporate trustee powers under state law.
ARTICLE XVIII: MISCELLANEOUS

18.010
Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Section 201(2), 301(a)(3) and 401(a)(1). The Plan will be administered and interpreted to the extent possible in a manner consistent with that intent.

18.020	Unsecured General Creditor. Participants and their Bene-ficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or its Affiliates. For purposes of the payment of benefits under this Plan, any and all of the Company’s or Affiliate’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company or Affiliate. The Company or Affiliate’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

18.030
Company Liability. The Company’s or an Affiliate’s liability for the payment of benefits will be defined only by the Plan and the Participant’s specific Participation Agreement. The Company and its Affiliates will have no obliga-tion to a Participant under the Plan, except as expressly provided in the Plan and the Participant’s Participation Agreement.

18.040
Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transfer-able. No part of the amounts payable will, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

18.050
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or any of its Affiliates and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discipline or discharge the Participant at any time.

18.060
Furnishing Information. A Participant or his Beneficiary will cooperate with the Committee or its delegate by furnishing any and all information requested by the Committee or its delegate and take such other actions as may be requested in order to facilitate the administra-tion of the Plan and the payments of benefits hereunder.

18.070
Terms. Whenever any words are used herein in the masculine, they should be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they should be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

18.080	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and do not control or affect the meaning or construction of any of its provisions.

18.090	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of Iowa.

18.100
Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Vice President, Rewards & Labor Strategy

Rockwell Collins, Inc.
400 Rockwell Collins Road NE
Cedar Rapids, Iowa 52498
Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

18.110	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

18.120
Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant will automatically pass to the Participant and will not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor will such interest pass under the laws of intestate succession.

18.130
Validity. In case any provision of this Plan should be found to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Plan should be construed and enforced as if such illegal or invalid provision had never been inserted herein.

18.140
Minors, Incompetent Persons, etc. If the Committee or its delegate determines that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee or its delegate may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee or its delegate may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and will be a complete discharge of any liability under the Plan for such payment amount.

18.150
Qualified Domestic Relations Order. The Committee or its delegate is authorized to make any payments directed by court order that qualifies as a “qualified domestic relations order” under Section 414(p) in any action in which the Plan or the Committee has been named as a party.

18.160    Distribution in the Event of Taxation.

(a)
In General. Subject to and in accordance with Section 409A, if, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant under Section 409A prior to receipt, a Participant may petition the Committee or its delegate before a Change of Control, or the Trustee of the Trust after a Change of Control, for a distribution of that portion of his benefit that has become taxable under Section 409A. Upon the grant of such a petition, which grant should not be unreasonably withheld (and, after a Change of Control, must be granted), the Company or, as applicable, its Affiliate will distribute to the Participant immediately available funds in an amount equal to the taxable portion of his benefit (which amount will not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution will be made within 90 days of the date when the Participant’s petition is granted. Such a distribution will affect and reduce the benefits to be paid under this Plan.

(b)
Trust. If the Trust terminates in accordance with provisions thereof and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant’s benefits under this Plan will be reduced to the extent of such distributions.

18.170
Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Company or the trustee of the Trust, as the case may be, will be the sole owner and beneficiary of any such insurance. The Participant will have no interest whatsoever in any such policy or policies, and at the request of the Company will submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Company has applied for insurance.

18.180
Requirement for Release. Any payment to any Participant or a Participant’s present, future or former spouse or Beneficiary in accordance with the provisions of this Plan will, to the extent thereof, be in full satisfaction of all claims against the Plan, the Trustee and the Company, and the Trustee may require such Participant or Beneficiary, as a condition precedent to such payment to execute a receipt and release to such effect.